Exhibit 99.1

Phillips Edison Grocery Center REIT II Reports Fourth Quarter
and Full Year 2017 Results

CINCINNATI, OH, March 14, 2018 - Phillips Edison Grocery Center REIT II, Inc., a real estate investment trust (REIT) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, reported its results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights (vs. Fourth Quarter 2016)

•	Net loss totaled $2.3 million, unchanged from the fourth quarter of 2016

•	Funds from operations (FFO) increased 25.1% to $16.8 million

•	Modified funds from operations (MFFO) increased 15.9% to $15.7 million

•	Same-center net operating income (NOI) increased 5.2% to $16.0 million

•	Acquired two grocery-anchored shopping centers for a total cost of $26.0 million

Full Year 2017 Highlights (vs. 2016)

•	Net loss totaled $9.5 million

•	Excluding one-time expenses, net loss would have totaled $3.6 million, an improvement from a net loss of $5.5 million in 2016

•	FFO increased 31.3% to $63.6 million

•	MFFO increased 21.4% to $63.6 million

•	Same-center NOI increased 4.0% to $65.0 million

•	Acquired eleven grocery-anchored shopping centers for a total cost of $204.3 million

•	Closed a 7-year, $200 million unsecured term loan facility, extending the weighted-average maturity of the company's debt to 3.5 years from 3.3 years

Management Commentary
“During 2017, we capitalized on the sustained tenant demand for well-located, grocery-anchored retail real estate," commented Jeff Edison, chairman and chief executive officer of Phillips Edison Grocery Center REIT II. "As a result, we executed a record number of leases, realized a 15.9% increase in comparable leasing spreads, and saw the occupancy of our 85-property portfolio increase to 95.1%."
"In an evolving retail environment, we are steadfast in our belief that neighborhood grocery-anchored centers will continue to perform well as tenants adapt to meet changing consumer preferences."

Fourth Quarter and Full-Year Ended December 31, 2017 Financial Results
Net Loss
For the fourth quarter of 2017, net loss totaled $2.3 million, which was unchanged from the fourth quarter of 2016. The results were driven by a $6.7 million increase in revenues from the acquisition of 15 properties since October 1, 2016, offset by an increase in related property costs, depreciation and interest.
For the year ended December 31, 2017, net loss totaled $9.5 million compared to a net loss of $5.5 million for 2016. The results were driven by a $32.8 million increase in revenues due to the acquisition of 34 properties since the beginning of 2016, offset by an increase in related property costs, depreciation and interest, coupled with a $6.0 million charge for the termination of certain affiliate arrangements with the company's former advisor. As a result of this termination, fees paid by the company for asset management, acquisition, and disposition services have been reduced by 15%, which is estimated to save over $1.2 million annually. Excluding this one-time expense, net loss would have been $3.6 million versus $5.5 million for 2016.
Further contributing to the results for both the quarter and year ended December 31, 2017 was the adoption of new accounting guidance. Under this guidance, certain property acquisitions are now classified as asset acquisitions, and as a result, the majority of acquisition-related expenses are capitalized and amortized over the life of the related assets. The company benefited from a decrease in acquisition expenses of $2.1 million and $10.2 million for the fourth quarter and full year 2017, respectively, versus the comparable 2016 periods.

Funds From Operations (FFO) as Defined by the National Association of Real Estate Investment Trusts (NAREIT)
For the fourth quarter of 2017, FFO increased 25.1% to $16.8 million compared to $13.4 million during the fourth quarter of 2016. The improvement was driven by an increase in net operating income generated by the additional properties owned as well as a 5.2% increase in same-center NOI.
For the year ended December 31, 2017, FFO increased 31.3% to $63.6 million compared to $48.4 million during 2016. The improvement was driven by an increase in net operating income generated by the additional properties owned as well as the 4.0% increase in same-center NOI.

Modified Funds From Operations (MFFO)
For the fourth quarter of 2017, MFFO increased 15.9% to $15.7 million compared to $13.6 million during the same year-ago quarter.
For the year ended December 31, 2017, MFFO increased 21.4% to $63.6 million compared to $52.4 million during 2016.

Same-Center Results
For the fourth quarter of 2017, same-center NOI increased 5.2% to $16.0 million compared to $15.2 million during the fourth quarter of 2016. The improvement was driven by a $0.21 increase in minimum rent per square foot as well as a 0.5% increase in same-center occupancy versus the comparable period.
Full year 2017 same-center NOI increased 4.0% to $65.0 million compared to $62.5 million during 2016. The improvement was driven by a 2.3% increase in minimum rent as well as an increase in same-center occupancy.
Contributing to same-center NOI were 51 properties that were owned and operational for the entire portion of both comparable reporting periods.

Fourth Quarter and Full-Year Ended December 31, 2017 Portfolio Results
Portfolio Statistics
At December 31, 2017, the portfolio consisted of 85 properties, totaling approximately 10.2 million square feet located in 24 states.
Leased portfolio occupancy totaled 95.1%, a 50 basis point improvement from 94.6% at December 31, 2016.

Leasing Activity
During the fourth quarter of 2017, 60 new and renewal leases were executed totaling 146,000 square feet.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 28.4% for new leases and 14.6% for renewal leases.
During the full year ended December 31, 2017, 248 new and renewal leases were executed totaling 649,000 square feet.
Comparable rent spreads during 2017 were 13.9% for new leases and 14.0% for renewal leases.

Acquisition Activity
During the fourth quarter of 2017, two grocery-anchored shopping centers were acquired for a total cost of $26.0 million. The properties, both in Atlanta suburbs, total approximately 174,000 square feet.
During the full year ended December 31, 2017, eleven shopping centers were acquired for a total cost of $204.3 million.
During the full year ended December 31, 2017, Necessity Retail Partners, the company’s joint venture with TPG Real Estate, acquired three grocery-anchored shopping centers bringing its total property count to fourteen. There was no acquisition activity during the fourth quarter of 2017.

Balance Sheet Highlights at December 31, 2017
At year-end, the company had $292.4 million of borrowing capacity on its $350 million revolving credit facility.
Net debt to total enterprise value was 42.2% at December 31, 2017. The company defines net debt as total debt, excluding below-market debt adjustments and deferred financing costs, less cash and cash equivalents. Total enterprise value is defined as equity value, calculated as total diluted shares outstanding multiplied by the estimated net asset value per share of $22.75, plus net debt.
At year-end, the company's outstanding debt had a weighted-average interest rate of 3.5%, a weighted-average maturity of 3.5 years, and 92.6% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.0%, a weighted average maturity of 3.3 years, and 70.9% fixed-rate debt at December 31, 2016.
During the quarter, the company closed a 7-year, $200 million unsecured term loan facility, which was used to pay down the company's revolving line of credit.

Distributions
Gross distributions of $18.9 million were paid during the fourth quarter of 2017, including $8.9 million reinvested through the dividend reinvestment plan, for net cash distributions of $10.0 million.
Subsequent to year-end, the company's board of directors authorized distributions for March 2018, April 2018, and May 2018 in the amount of $0.13541652 per share to the shareholders of record at the close of business on March 15, 2018, April 16, 2018, and May 15, 2018, respectively. The monthly distribution amount will result in the same annual distribution amount as the daily distribution amount which was used to calculate dividends prior to 2018.

Share Repurchase Program (SRP)
During the three months ended December 31, 2017, the company repurchased approximately 363,000 shares.
Repurchase requests surpassed the funding available during the fourth quarter of 2017, and standard repurchase requests for January 2018 were made on a pro-rata basis. Funds available for repurchases during the remainder of 2018 are expected to be limited.
Cash available for standard repurchases on any particular date under the SRP is generally limited to the proceeds from the dividend reinvestment plan during the preceding four quarters, less amounts already used for repurchases since the beginning of the same period.
The company will continue to fulfill all repurchases sought upon a stockholder’s death, “qualifying disability,” or “determination of incompetence” in accordance with the terms of the SRP.

Stockholder Update Call
Company management will host a presentation addressing the company’s results on Thursday, March 15, 2018, at 12:00 p.m. Eastern Time.
Interested parties will be able to access the listen-only presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison Grocery Center REIT II call.
Date: Thursday, March 15, 2018
Time: 12:00 p.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco180315-12.html
U.S. listen-only: (888) 243-4451
International listen-only: (412) 542-4135

A webcast replay will be available approximately one hour after the conclusion of the presentation in the Events & Presentations section of the Phillips Edison Grocery Center REIT II website at http://investors.grocerycenterreit2.com/event.

Reconciliation of Non-GAAP Measures
Same-Center Net Operating Income
We present Same-Center NOI as a supplemental measure of our performance. We define NOI as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 51 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2015, it highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, interest expense, depreciation and amortization, other income or expense, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Below is a reconciliation of net loss to NOI and Same-Center NOI for the years ended December 31, 2017 and 2016 (in thousands):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net loss	$(2,335)	$(2,344)	$(9,531)	$(5,497)
Adjusted to exclude:
Straight-line rental income	(146)	(568)	(2,407)	(2,767)
Net amortization of above- and below-market leases	(582)	(595)	(2,365)	(2,142)
Lease buyout income	—	(413)	(125)	(707)
General and administrative expenses	4,661	4,850	19,352	18,139
Acquisition expenses	87	2,184	586	10,754
Termination of affiliate arrangements	—	—	5,962	—
Depreciation and amortization	18,627	15,496	71,200	56,541
Interest expense, net	6,877	3,896	22,494	10,970
Gain on contribution of properties to unconsolidated joint venture	—	—	—	(3,341)
Other (income) loss, net	(42)	(402)	90	(153)
NOI	27,147	22,104	105,256	81,797
Less: NOI from centers excluded from Same-Center	11,190	6,936	40,306	19,333
Total Same-Center NOI	$15,957	$15,168	$64,950	$62,464

The table below is a comparison of Same-Center NOI for the years ended December 31, 2017 and 2016 (in thousands):

	Three months ended December 31,				Year ended December 31,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues:
Rental income(1)	$17,801	$17,487	$314		$70,929	$69,321	$1,608
Tenant recovery income	7,032	6,487	545		26,848	25,903	945
Other property income	148	84	64		534	413	121
Total	24,981	24,058	923	3.8%	98,311	95,637	2,674	2.8%
Operating Expenses:
Property operating expenses	5,008	4,934	74		17,510	17,282	228
Real estate taxes	4,016	3,956	60		15,851	15,891	(40)
Total operating expenses	9,024	8,890	134	1.5%	33,361	33,173	188	0.6%
Total Same-Center NOI	$15,957	$15,168	$789	5.2%	$64,950	$62,464	$2,486	4.0%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. MFFO excludes the following items:

•	acquisition and transaction expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting;

•	termination of affiliate arrangements; and

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows.
FFO and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and MFFO and provides additional information related to our operations (in thousands):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Calculation of FFO
Net loss	$(2,335)	$(2,344)	$(9,531)	$(5,497)
Adjustments:
Depreciation and amortization of real estate assets	18,627	15,496	71,200	56,541
Gain on contribution of properties to unconsolidated joint venture	—	—	—	(3,341)
Depreciation and amortization related to unconsolidated joint venture	522	290	1,906	716
FFO	$16,814	$13,442	$63,575	$48,419
Calculation of MFFO
FFO	$16,814	$13,442	$63,575	$48,419
Adjustments:
Net amortization of above- and below-market leases	(583)	(595)	(2,365)	(2,142)
Straight-line rental income	(146)	(568)	(2,407)	(2,767)
Acquisition expenses	87	2,184	586	10,754
Termination of affiliate arrangements	—	—	5,962	—
Amortization of market debt adjustment	(271)	(258)	(1,068)	(866)
Gain on extinguishment of debt, net	(1)	(27)	(12)	(80)
Change in fair value of derivative	(147)	(759)	(595)	(1,076)
Adjustments related to unconsolidated joint venture	(37)	141	(46)	189
MFFO	$15,716	$13,560	$63,630	$52,431

Earnings per common share:
Weighted-average common shares outstanding - diluted(1)	46,593	46,411	46,547	46,230
Net loss per share - diluted	$(0.05)	$(0.05)	$(0.20)	$(0.12)
FFO per share - diluted	$0.36	$0.29	$1.37	$1.05
MFFO per share - diluted	$0.34	$0.29	$1.37	$1.13

(1)
Restricted stock awards were dilutive to FFO/MFFO for the years ended December 31, 2017 and 2016, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO/MFFO per share.

About Phillips Edison Grocery Center REIT II, Inc.
Phillips Edison Grocery Center REIT II, Inc. is a public non-traded REIT that owns well-occupied grocery-anchored neighborhood shopping centers with a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of December 31, 2017, the company owned an institutional quality retail portfolio consisting of 85 grocery-anchored shopping centers totaling approximately 10.2 million square feet. For more information, please visit the company website at www.grocerycenterREIT2.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase program and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those that will be described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison Grocery Center REIT II, Inc.
Michael Koehler, 513-338-2743
Director of Investor Relations
InvestorRelations@phillipsedison.com

Source: Phillips Edison Grocery Center REIT II, Inc.

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